-------------------------------------------------------------------------------
                            -------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                                 (Rule 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (Amendment No. 4)

                         NATIONAL GOLF PROPERTIES, INC.
                                (Name of Issuer)

                            -------------------------

                                  COMMON STOCK
                                 $.01 PAR VALUE
                         (Title of Class of Securities)

                                    63623G109
                                 (CUSIP Number)

                            -------------------------

                                  Carl B. Tash
                             Cliffwood Partners LLC
                          11726 San Vincente Boulevard
                                    Suite 600
                              Los Angeles, CA 90049
                                 (310) 442-0370
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                November 11, 2002

             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [_]

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
1.  NAME OR REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    CBT Advisory Group, Inc.

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A       (a)  [X]
    MEMBER OF A GROUP                    (b)  [_]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    AF

--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF
    LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEM 2(d) or 2(e)                                [_]

--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    State of California

--------------------------------------------------------------------------------
                                   7.     SOLE VOTING POWER  0

                                ------------------------------------------------
          NUMBER OF SHARES         8.     SHARED VOTING POWER  1,040,200

            BENEFICIALLY        ------------------------------------------------
      OWNED BY EACH REPORTING      9.     SOLE DISPOSITIVE POWER  0

             PERSON             ------------------------------------------------
              WITH                 10.    SHARED DISPOSITIVE POWER  1,040,200

--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,040,200

--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE
    AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                               [_]

--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    7.9% (based on 13,119,148 shares outstanding as of November 14, 2002, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2002)

--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON

    CO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
1.  NAME OR REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Tash Partners, L.P.

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A    (a)  [X]
    MEMBER OF A GROUP                 (b)  [_]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    AF

--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF
    LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEM 2(d) or 2(e)                                [_]

--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    State of California

--------------------------------------------------------------------------------
                                   7.     SOLE VOTING POWER  0

                                ------------------------------------------------
          NUMBER OF SHARES         8.     SHARED VOTING POWER  1,040,200

            BENEFICIALLY        ------------------------------------------------
      OWNED BY EACH REPORTING      9.     SOLE DISPOSITIVE POWER  0

             PERSON             ------------------------------------------------
              WITH                 10.    SHARED DISPOSITIVE POWER  1,040,200

--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON

    1,040,200

--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE
    AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                               [_]

--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    7.9% (based on 13,119,148 shares outstanding as of November 14, 2002, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2002)

--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON

    PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                              CUSIP No. 63623G109

-------------------------------------------------------------------------------
1.   NAME OR REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Cliffwood Partners, L.P.

-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A        (a)  [X]
     MEMBER OF A GROUP                     (b)  [_]

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
     AF

-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                        [_]

-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     State of Delaware

-------------------------------------------------------------------------------
                                  7.    SOLE VOTING POWER     0

                               ------------------------------------------------
           NUMBER OF SHARES       8.    SHARED VOTING POWER   1,040,200

             BENEFICIALLY      ------------------------------------------------
       OWNED BY EACH REPORTING    9.    SOLE DISPOSITIVE POWER  0

               PERSON          ------------------------------------------------
                WITH             10.    SHARED DISPOSITIVE POWER   1,040,200

-------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,040,200

-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES                                       [_]

-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.9% (based on 13,119,148 shares outstanding as of November 14, 2002, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2002)

-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     PN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D
                              CUSIP No. 63623G109

-------------------------------------------------------------------------------
1.   NAME OR REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Cliffwood Partners, LLC

-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A        (a)  [X]
     MEMBER OF A GROUP                     (b)  [_]

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
     WC

-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                        [_]

-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     State of Delaware

-------------------------------------------------------------------------------
                                  7.    SOLE VOTING POWER     0

                               ------------------------------------------------
           NUMBER OF SHARES       8.    SHARED VOTING POWER   1,040,200

             BENEFICIALLY      ------------------------------------------------
       OWNED BY EACH REPORTING    9.    SOLE DISPOSITIVE POWER  0

               PERSON          ------------------------------------------------
                WITH             10.    SHARED DISPOSITIVE POWER   1,040,200

-------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,040,200

-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES                                       [_]

-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.9% (based on 13,119,148 shares outstanding as of November 14, 2002, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2002)

-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     OO

-------------------------------------------------------------------------------

                                  SCHEDULE 13D
                              CUSIP No. 63623G109

-------------------------------------------------------------------------------
1.   NAME OR REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Carl B. Tash

-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A        (a)  [X]
     MEMBER OF A GROUP                     (b)  [_]

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
     AF

-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                        [_]

-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S. Citizen

-------------------------------------------------------------------------------
                                  7.    SOLE VOTING POWER     0

                               ------------------------------------------------
           NUMBER OF SHARES       8.    SHARED VOTING POWER   1,040,200

             BENEFICIALLY      ------------------------------------------------
       OWNED BY EACH REPORTING    9.    SOLE DISPOSITIVE POWER  0

               PERSON          ------------------------------------------------
                WITH             10.    SHARED DISPOSITIVE POWER   1,040,200

-------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,040,200

-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES                                       [_]

-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.9% (based on 13,119,148 shares outstanding as of November 14, 2002, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2002)

-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D
                              CUSIP No. 63623G109

-------------------------------------------------------------------------------
1.   NAME OR REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Cliffwood Select Equity Fund, L.P.

-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A        (a)  [X]
     MEMBER OF A GROUP                     (b)  [_]

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
     WC

-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                        [_]

-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     State of Delaware

-------------------------------------------------------------------------------
                                  7.    SOLE VOTING POWER     0

                               ------------------------------------------------
           NUMBER OF SHARES       8.    SHARED VOTING POWER   171,200

             BENEFICIALLY      ------------------------------------------------
       OWNED BY EACH REPORTING    9.    SOLE DISPOSITIVE POWER  0

               PERSON          ------------------------------------------------
                WITH             10.    SHARED DISPOSITIVE POWER   171,200

-------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     171,200

-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES                                       [_]

-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.3% (based on 13,119,148 shares outstanding as of November 14, 2002, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2002)

-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     PN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D
                              CUSIP No. 63623G109

-------------------------------------------------------------------------------
1.   NAME OR REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Cliffwood Select Equity Fund II, L.P.

-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A        (a)  [X]
     MEMBER OF A GROUP                     (b)  [_]

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
     WC

-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                        [_]

-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     State of Delaware

-------------------------------------------------------------------------------
                                  7.    SOLE VOTING POWER     0

                               ------------------------------------------------
           NUMBER OF SHARES       8.    SHARED VOTING POWER     0

             BENEFICIALLY      ------------------------------------------------
       OWNED BY EACH REPORTING    9.    SOLE DISPOSITIVE POWER    0

               PERSON          ------------------------------------------------
                WITH             10.    SHARED DISPOSITIVE POWER    0

-------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES                                       [_]

-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%
-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     PN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D
                              CUSIP No. 63623G109

-------------------------------------------------------------------------------
1.   NAME OR REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Cliffwood Select Equity Fund, Ltd.

-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A        (a)  [X]
     MEMBER OF A GROUP                     (b)  [_]

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
     WC

-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                        [_]

-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands

-------------------------------------------------------------------------------
                                  7.    SOLE VOTING POWER     0

                               ------------------------------------------------
           NUMBER OF SHARES       8.    SHARED VOTING POWER   114,500

             BENEFICIALLY      ------------------------------------------------
       OWNED BY EACH REPORTING    9.    SOLE DISPOSITIVE POWER  0

               PERSON          ------------------------------------------------
                WITH             10.    SHARED DISPOSITIVE POWER   114,500

-------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     114,500

-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES                                       [_]

-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.9% (based on 13,119,148 shares outstanding as of November 14, 2002, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2002)

-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     OO

-------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
 1.   NAME OR REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Cliffwood Value Equity Fund, L.P.

--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A   (a) [X]
      MEMBER OF A GROUP                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS
      WC

--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF
      LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                         [_]

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      State of Delaware

--------------------------------------------------------------------------------
                             7.  SOLE VOTING POWER   0

                           -----------------------------------------------------
      NUMBER OF SHARES       8.  SHARED VOTING POWER   397,000

        BENEFICIALLY       -----------------------------------------------------
  OWNED BY EACH REPORTING    9.  SOLE DISPOSITIVE POWER   0

           PERSON          -----------------------------------------------------
            WITH            10.  SHARED DISPOSITIVE POWER   397,000

--------------------------------------------------------------------------------
 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      397,000

--------------------------------------------------------------------------------
 12.  CHECK BOX IF THE AGGREGATE
      AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                        [_]

--------------------------------------------------------------------------------
 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.0% (based on 13,119,148 shares outstanding as of November 14, 2002, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2002)

--------------------------------------------------------------------------------
 14.  TYPE OF REPORTING PERSON

      PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
 1.   NAME OR REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Cliffwood Equity Fund, L.P.

--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A   (a) [X]
      MEMBER OF A GROUP                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS
      WC

--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF
      LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                         [_]

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      State of California

--------------------------------------------------------------------------------
                             7.  SOLE VOTING POWER   0

                           -----------------------------------------------------
      NUMBER OF SHARES       8.  SHARED VOTING POWER   41,400

        BENEFICIALLY       -----------------------------------------------------
  OWNED BY EACH REPORTING    9.  SOLE DISPOSITIVE POWER   0

           PERSON          -----------------------------------------------------
            WITH            10.  SHARED DISPOSITIVE POWER   41,400

--------------------------------------------------------------------------------
 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      41,400

--------------------------------------------------------------------------------
 12.  CHECK BOX IF THE AGGREGATE
      AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                        [_]

--------------------------------------------------------------------------------
 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.0% (based on 13,119,148 shares outstanding as of November 14, 2002, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2002)

--------------------------------------------------------------------------------
 14.  TYPE OF REPORTING PERSON

      PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                               CUSIP No. 63623G109

--------------------------------------------------------------------------------
 1.   NAME OR REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Cliffwood Real Estate Equity Fund, Ltd.

--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A   (a) [X]
      MEMBER OF A GROUP                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS
      WC

--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF
      LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                         [_]

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands

--------------------------------------------------------------------------------
                             7.  SOLE VOTING POWER   0

                           -----------------------------------------------------
      NUMBER OF SHARES       8.  SHARED VOTING POWER   68,300

        BENEFICIALLY       -----------------------------------------------------
  OWNED BY EACH REPORTING    9.  SOLE DISPOSITIVE POWER   0

           PERSON          -----------------------------------------------------
            WITH            10.  SHARED DISPOSITIVE POWER   68,300

--------------------------------------------------------------------------------
 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      68,300

--------------------------------------------------------------------------------
 12.  CHECK BOX IF THE AGGREGATE
      AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                        [_]

--------------------------------------------------------------------------------
 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.5% (based on 13,119,148 shares outstanding as of November 14, 2002, as reported in National Golf Properties Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2002)

--------------------------------------------------------------------------------
 14.  TYPE OF REPORTING PERSON

      OO

--------------------------------------------------------------------------------

Item 1.   Security and Issuer.

          Cliffwood Partners LLC hereby amends and supplements its statement on
Schedule 13D originally filed on February 21, 2002 and amended on March 1, 2002, March 11, 2002 and March 20, 2002 (the "Schedule 13D") relating to the common stock, $.01 par value per share (the "Common Stock"), of National Golf Properties, Inc., a Maryland corporation (the "Issuer").

Item 3.   Source and Amount of Funds or Other Consideration.

          The Reporting Persons utilized available cash assets in the aggregate amount of $882,795 to purchase the 105,400 shares of the Common Stock of the Issuer purchased by the Reporting Persons since their original Schedule 13D filed on February 21, 2002.

Item 5.   Interest in Securities of the Issuer.

CBT ADVISORY GROUP, INC.

          (a)  Amount beneficially owned: 1,040,200

               Percent of Class: 7.9%

          (b)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 0

               (ii)  shared power to vote or to direct the vote: 1,040,200

               (iii) sole power to dispose or to direct the disposition of: 0

               (iv)  shared power to dispose or to direct the disposition of:
                     1,040,200

          (c) No shares of Common Stock have been purchased directly by CBT Advisory Group, Inc., but CBT Advisory Group, Inc. shares voting and dispositive power with respect to the shares of Common Stock purchased by the other Reporting Persons.

TASH PARTNERS, L.P.

          (a)  Amount beneficially owned: 1,040,200

               Percent of Class: 7.9%

          (b)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 0

               (ii)  shared power to vote or to direct the vote: 1,040,200

               (iii) sole power to dispose or to direct the disposition of: 0

               (iv)  shared power to dispose or to direct the disposition of:
                     1,040,200

          (c) No shares of Common Stock have been purchased directly by Tash Partners, L.P., but Tash Partners, L.P. shares voting and dispositive power with respect to the shares of Common Stock purchased by the other Reporting Persons.

CLIFFWOOD PARTNERS, L.P.

          (a)  Amount beneficially owned: 1,040,200

               Percent of Class: 7.9%

          (b)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 0

               (ii)  shared power to vote or to direct the vote: 1,040,200

               (iii) sole power to dispose or to direct the disposition of: 0

               (iv)  shared power to dispose or to direct the disposition of:
                     1,040,200

          (c) No shares of Common Stock have been purchased directly by Cliffwood Partners, L.P., but Cliffwood Partners, L.P. shares voting and dispositive power with respect to the shares of Common Stock purchased by the other Reporting Persons.

CLIFFWOOD PARTNERS LLC

          (a)  Amount beneficially owned: 1,040,200

               Percent of Class: 7.9%

          (b)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 0

               (ii)  shared power to vote or to direct the vote: 1,040,200

               (iii) sole power to dispose or to direct the disposition of: 0

               (iv)  shared power to dispose or to direct the disposition of:
                     1,040,200

          (c) No shares of Common Stock have been purchased directly by Cliffwood Partners, L.P., but Cliffwood Partners, L.P. shares voting and dispositive power with respect to the shares of Common Stock purchased by the other Reporting Persons.

CARL B. TASH

          (a)  Amount beneficially owned: 1,040,200

               Percent of Class: 7.9%

          (b)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 0

               (ii)  shared power to vote or to direct the vote: 1,040,200

               (iii) sole power to dispose or to direct the disposition of: 0

               (iv)  shared power to dispose or to direct the disposition of:
                     1,040,200

          (c) No shares of Common Stock have been purchased directly by Carl B. Tash, but Mr. Tash shares voting and dispositive power with respect to the shares of Common Stock purchased by the other Reporting Persons.

CLIFFWOOD SELECT EQUITY FUND, L.P.

          (a)  Amount beneficially owned: 171,200

               Percent of Class: 1.3%

          (b)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 0

               (ii)  shared power to vote or to direct the vote: 171,200

               (iii) sole power to dispose or to direct the disposition of: 0

               (iv)  shared power to dispose or to direct the disposition of:
                     171,200

          (c) Cliffwood Select Equity Fund, L.P. has not purchased or sold shares of Common Stock during the 60 days prior to the filing of this Amendment No. 4 to the Schedule 13D.

CLIFFWOOD SELECT EQUITY FUND II, L.P.

          (a)  Amount beneficially owned: 0

               Percent of Class: 0%

          (b)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 0

               (ii)  shared power to vote or to direct the vote: 0

               (iii) sole power to dispose or to direct the disposition of: 0

               (iv)  shared power to dispose or to direct the disposition of: 0

          (c) The following chart sets forth the purchases and sales by Cliffwood Select Equity Fund II, L.P. during the 60 days prior to the filing of this Amendment No. 4 to the Schedule 13D (all of which were effected through open market transactions on the New York Stock Exchange):

--------------------------------------------------------------------------------
     Date      Purchase (P) or Sale (S)   Number of Shares    Price Per Share

--------------------------------------------------------------------------------
  11/11/2002              S                  242,700.00            $11.20

--------------------------------------------------------------------------------

CLIFFWOOD SELECT EQUITY FUND, LTD.

          (a)  Amount beneficially owned: 114,500

               Percent of Class: 0.9%

          (b)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 0

               (ii)  shared power to vote or to direct the vote: 114,500

               (iii) sole power to dispose or to direct the disposition of: 0

               (iv)  shared power to dispose or to direct the disposition of:
                     114,500

          (c) Cliffwood Select Equity Fund, Ltd. has not purchased or sold shares of Common Stock during the 60 days prior to the filing of this Amendment No. 4 to the Schedule 13D.

CLIFFWOOD VALUE EQUITY FUND, L.P.

          (a)  Amount beneficially owned: 397,000

               Percent of Class: 3.0%

          (b)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 0

               (ii)  shared power to vote or to direct the vote: 397,000

               (iii) sole power to dispose or to direct the disposition of: 0

               (iv)  shared power to dispose or to direct the disposition of:
                     397,000

          (c) The following chart sets forth the purchases and sales by Cliffwood Value Equity Fund, L.P. during the 60 days prior to the filing of this Amendment No. 4 to the Schedule 13D (all of which were effected through open market transactions on the New York Stock Exchange):

--------------------------------------------------------------------------------
     Date      Purchase (P) or Sale (S)   Number of Shares    Price Per Share

--------------------------------------------------------------------------------
  8/26/2002               P                    10,000             $10.15

--------------------------------------------------------------------------------

CLIFFWOOD EQUITY FUND, L.P.

          (a)  Amount beneficially owned: 41,400

               Percent of Class: 0.3%

          (b)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 0

               (ii)  shared power to vote or to direct the vote: 41,400

               (iii) sole power to dispose or to direct the disposition of: 0

               (iv)  shared power to dispose or to direct the disposition of:
                     41,400

          (c) Cliffwood Equity Fund, L.P. has not purchased or sold shares of Common Stock during the 60 days prior to the filing of this Amendment No. 4 to the Schedule 13D.

CLIFFWOOD REAL ESTATE EQUITY FUND, LTD.

          (a)  Amount beneficially owned: 68,300

               Percent of Class: 0.5%

          (b)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 0

               (ii)  shared power to vote or to direct the vote: 68,300

               (iii) sole power to dispose or to direct the disposition of: 0

               (iv)  shared power to dispose or to direct the disposition of:
                     68,300

          (c) Cliffwood Real Estate Equity Fund, L.P. has not purchased or sold shares of Common Stock during the 60 days prior to the filing of this Amendment No. 4 to the Schedule 13D.

                       ----------------------------------

          (d) Cliffwood Partners LLC, Cliffwood Partners, L.P., Tash Partners, L.P., CBT Advisory Group, Inc. and Carl B. Tash are deemed to be the beneficial owners of certain shares of Common Stock held for the account of certain clients (in addition to the shares held by the Funds), because they share the power to make decisions with respect to the voting and disposition of such shares. The clients are the actual owners of the securities and have the sole right to receive, and the power to direct, the receipt of dividends or the proceeds from the sale of such shares of Common Stock. To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock of the Issuer.

          (e)  Not Applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  November 19, 2002

                               CBT ADVISORY GROUP, INC.

                               By: /s/ Carl B. Tash
                                   -----------------
                               Name: Carl B. Tash
                               Title: President


                               TASH PARTNERS, L.P.

                               By: CBT ADVISORY GROUP, INC.,
                                      its general partner


                                      By: /s/ Carl B. Tash
                                          ----------------
                                      Name: Carl B. Tash
                                      Title: President


                               CLIFFWOOD PARTNERS, L.P.

                               By: TASH PARTNERS, L.P.
                                      its general partner

                                      By: CBT ADVISORY GROUP, INC.,
                                           its general partner


                                           By: /s/ Carl B. Tash
                                               ----------------
                                           Name: Carl B. Tash
                                           Title: President

                    CLIFFWOOD PARTNERS LLC

                    By: CLIFFWOOD PARTNERS, L.P.,
                           its managing member

                           By: TASH PARTNERS, L.P.
                                  its general partner

                                  By: CBT ADVISORY GROUP, INC.,
                                         its general partner


                                         By: /s/ Carl B. Tash
                                             ----------------
                                         Name: Carl B. Tash
                                         Title: President


                    CLIFFWOOD EQUITY FUND, L.P.

                    By: CLIFFWOOD PARTNERS, LLC,
                           its general partner

                           By: CLIFFWOOD PARTNERS, L.P.,
                                  its managing member

                                  By: TASH PARTNERS, L.P.
                                         its general partner

                                         By: CBT ADVISORY GROUP, INC.,
                                               its general partner


                                               By: /s/ Carl B. Tash
                                                   ----------------
                                               Name: Carl B. Tash
                                               Title: President

                    CLIFFWOOD SELECT EQUITY FUND, L.P.

                    By: CLIFFWOOD PARTNERS, LLC,
                           its general partner

                           By: CLIFFWOOD PARTNERS, L.P.,
                                  its managing member

                                  By: TASH PARTNERS, L.P.
                                           its general partner

                                           By: CBT ADVISORY GROUP, INC.,
                                                    its general partner


                                                    By: /s/ Carl B. Tash
                                                        ----------------
                                                    Name: Carl B. Tash
                                                    Title: President

                    CLIFFWOOD REAL ESTATE
                    EQUITY FUND, LTD.

                    By: CLIFFWOOD PARTNERS, LLC,
                           its investment manager and director

                           By: CLIFFWOOD PARTNERS, L.P.,
                                  its managing member

                                  By: TASH PARTNERS, L.P.
                                           its general partner

                                           By: CBT ADVISORY GROUP, INC.,
                                                    its general partner


                                                    By: /s/ Carl B. Tash
                                                        ----------------
                                                    Name: Carl B. Tash
                                                    Title: President

                    CLIFFWOOD SELECT EQUITY
                    FUND II, L.P.

                    By: CLIFFWOOD PARTNERS, LLC,
                           its general partner

                           By: CLIFFWOOD PARTNERS, L.P.,
                                  its managing member

                                  By: TASH PARTNERS, L.P.
                                         its general partner

                                         By:  CBT ADVISORY GROUP, INC.,
                                                  its general partner

                                                  By: /s/ Carl B. Tash
                                                      ----------------
                                                  Name: Carl B. Tash
                                                  Title: President

                    CLIFFWOOD SELECT EQUITY
                    FUND, LTD.

                    By: CLIFFWOOD PARTNERS, LLC,
                           its investment manager and director

                           By: CLIFFWOOD PARTNERS, L.P.,
                                  its managing member

                                  By: TASH PARTNERS, L.P.
                                         its general partner

                                         By: CBT ADVISORY GROUP, INC.,
                                                 its general partner


                                                  By: /s/ Carl B. Tash
                                                      ----------------
                                                  Name: Carl B. Tash
                                                  Title: President

                    CLIFFWOOD VALUE EQUITY
                    FUND, L.P.

                    By: CLIFFWOOD PARTNERS, LLC,
                            its general partner

                            By: CLIFFWOOD PARTNERS, L.P.,
                                     its managing member

                                     By: TASH PARTNERS, L.P.
                                              its general partner

                                              By: CBT ADVISORY GROUP, INC.,
                                                       its general partner


                                                       By: /s/ Carl B. Tash
                                                           ----------------
                                                       Name: Carl B. Tash
                                                       Title: President


                    /s/ Carl B. Tash
                    ----------------
                    Carl B. Tash